UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2007

AJS BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Federal	000-33405	36-4485429
(State or Other Jurisdiction)	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

14757 South Cicero Avenue, Midlothian, Illinois		60445
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code:   (708) 687-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 21, 2007, the Board of Directors of AJS Bancorp, Inc. (the “Company”) approved the amendment of the Supplemental Executive Agreement (the “Supplemental Agreement”) between the Company and Thomas R. Butkus, Chief Executive Officer and Chairman of the Board.  The Agreement provides for (i) the payment of the difference between the amount that Mr. Butkus would have received following a “Change In Control” of the Company or A.J. Smith Federal Savings Bank (the “Bank”) under Section 10(a)(1) of the Employment Agreement between the Bank and Mr. Butkus (the “Employment Agreement”) and the payment Mr. Butkus would actually receive under Section 10(a)(2) of the Employment Agreement, and (ii) the payment for indemnification against any excise taxes that may be owed by Mr. Butkus as a result of payments made under (i), above.  The Supplemental Agreement was amended to comply with the recently enacted and further clarified American Jobs Creation Act and Section 409A of the Internal Revenue Code.  The Supplemental Agreement is included as an exhibit to this Current Report.

Item 8.01.  Other Events.

On August 21, 2007, the Board of Directors of AJS Bancorp, Inc. authorized the Company to increase the current stock repurchase program by 50,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AJS BANCORP, INC.

DATE: August 21, 2007	By:	/s/ Lyn G. Rupich
Lyn G. Rupich
President/Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Supplemental Executive Agreement

99.1	Press release dated August 21, 2007, announcing AJS Bancorp, Inc. addition to repurchase program.